EXHIBIT 5.1

[NGE LETTERHEAD]

May 14, 2018

Securities and Exchange Commission

100 F Street, N.E.

Washington, D.C. 20549

Re:	Par Pacific Holdings, Inc.

Registration Statement on Form S-8

Ladies and Gentleman

We are counsel to Par Pacific Holdings, Inc., a Delaware corporation (the “Company”), and in such capacity we have assisted in the preparation and filing with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Act”), of the Company’s Registration Statement on Form S-8 (the “Registration Statement”) relating to 2,500,000 shares (the “Shares”) of the Company’s Common Stock, par value $0.01 per share (“Common Stock”) that are issuable pursuant to (i) the Amended and Restated Par Pacific Holdings, Inc. 2012 Long-Term Incentive Plan (the “the 2012 LTIP”) and (ii) the Par Pacific Holdings, Inc. 2018 Employee Stock Purchase Plan (the “2018 ESPP” and together with the 2012 LTIP, the “Plans”).

In connection with this opinion, we have (i) investigated such questions of law, (ii) examined originals or certified, conformed or reproduction copies of such agreements, instruments, documents and records of the Company, such certificates of public officials and such other documents, and (iii) received such information from officers and representatives of the Company, as we have deemed necessary or appropriate for the purposes of this opinion.

For purposes of this opinion, we have assumed the authenticity of all documents submitted to us as originals, the conformity to the originals of all documents submitted to us as copies and the authenticity of the originals of all documents submitted to us as copies. We have also assumed the legal capacity of all natural persons, the genuineness of the signatures of persons signing all documents in connection with which this opinion is rendered, the authority of all persons signing such documents on behalf of the parties thereto other than the Company and the due authorization, execution and delivery of all documents by the parties thereto other than the Company. As to any facts material to the opinions expressed herein, we have relied upon the statements and representations of officers and other representatives of the Company and others.

Based upon the foregoing, we are of the opinion that subsequent to the Registration Statement becoming effective under the Act, that upon issuance, payment and delivery of the Shares in accordance with the terms of the Plans, the Shares will be validly issued, fully paid and non-assessable.

We express no opinion as to any laws other than (i) the federal laws of the United States of America, and (ii) the General Corporation Law of the State of Delaware.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement.

Very truly yours,
/s/ NEAL, GERBER & EISENBERG LLP